UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 17, 2026

Date of Report (Date of earliest event reported)

Bicycle Therapeutics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-38916	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Blocks A & B, Portway Building, Granta Park Great Abington, Cambridge United Kingdom	CB21 6GS
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 1223 261503

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Ordinary shares, nominal value £0.01 per share	n/a	The Nasdaq Stock Market LLC*
American Depositary Shares, each representing one ordinary share, nominal value £0.01 per share	BCYC	The Nasdaq Stock Market LLC

* Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Stock Market LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition

On March 17, 2026, Bicycle Therapeutics plc (the “Company”) issued a press release announcing financial results for the fiscal quarter and the year ended December 31, 2025 and other business highlights. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in Item 2.02 in this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On March 11, 2026, the Company’s Board of Directors appointed Jennifer Perry, Pharm.D. as Chief Operating Officer, effective as of March 17, 2026 (the “Transition Date”). Dr. Perry will succeed Alistair Milnes, who will serve as the Company’s Chief Corporate Development Officer, effective as of the Transition Date.

Prior to her appointment as Chief Operating Officer, Dr. Perry, age 52, served as the Company’s Chief Strategy Officer and Head of Commercial, a role she held since July 2024. Dr. Perry previously served as the Company’s Senior Vice President, Commercial, from April 2023 to July 2024, and as the Company’s Vice President, Global Scientific Engagement and Medical Affairs from August 2022 to April 2023. Dr. Perry has over 20 years of experience in the biotech and pharmaceutical industries, with 15 years in oncology. Prior to joining the Company, from August 2020 to August 2022, Dr. Perry served as Vice President, Hematology Oncology Sales at TG Therapeutics, Inc. and previously served as Vice President, US Oncology Sales at GSK/Tesaro from July 2019 to August 2020. Dr. Perry attended Loyola University Chicago for her undergraduate education before earning her Pharm.D. from the University of Illinois Chicago.

In connection with her appointment as Chief Operating Officer, Dr. Perry’s will receive a base salary of $550,000 and will be eligible to receive a target annual cash performance bonus of 50% of her base salary. Dr. Perry will continue to be eligible to participate in the Company’s or its subsidiaries’ health, welfare, and retirement plans on the same basis as all of the other employees. During her employment, Dr. Perry will be subject to the Company’s standard Proprietary Information, Inventions and Non-Solicitation Agreement.

Dr. Perry will be eligible to receive severance benefits upon certain employment termination scenarios if she signs a separation agreement containing a general release of claims in favor of the Company and its subsidiaries and other standard terms. If Dr. Perry’s employment is terminated without cause, or by Dr. Perry for good reason, she will receive nine months of her base salary in effect at the time of her employment termination and up to nine months of COBRA insurance continuation. In the event her employment is terminated without cause, or by Dr. Perry for good reason, within 12 months following a change in control of the Company, she will receive 18 months of her base salary in effect at the time of her employment termination, up to 18 months of COBRA insurance continuation, a lump sum equal to her full annual bonus at the target percentage for the year in which her employment is terminated (in addition to any unpaid bonus earned in the prior year but still unpaid), and full acceleration of vesting for any unvested equity awards.

Dr. Perry also entered into the Company’s standard form of indemnity agreement, which requires the Company to indemnify Dr. Perry to the fullest extent permitted by the law of England and Wales, for certain liabilities to which she may become subject as a result of her affiliation with the Company.

There are no family relationships among Dr. Perry and any of the Company’s directors or executive officers, nor are there any related party transactions between Dr. Perry and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

The foregoing description of the employment terms is not complete and is qualified in part by reference to the full text of Dr. Perry’s employment agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2026.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description
99.1	Press Release issued March 17, 2026
104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2026	BICYCLE THERAPEUTICS PLC

	By:	/s/ Travis Thompson
Name: Travis Thompson
Title: Chief Financial Officer